                                                                   Exhibit 10.2

                            AMENDED AND RESTATED
                         LOAN AND SECURITY AGREEMENT

                               BY AND BETWEEN

                  CONGRESS FINANCIAL CORPORATION (SOUTHERN)
                                  AS LENDER

                                     AND

                              TOM'S FOODS INC.
                                 AS BORROWER




                       DATED:  AS OF OCTOBER 14, 1997

                              TABLE OF CONTENTS


                                                                           Page
                                                                           ----

SECTION 1.  DEFINITIONS.................................................   -1-

SECTION 2.   CREDIT FACILITIES...........................................  -16-
      2.1  Revolving Loans...............................................  -16-
      2.2  Letter of Credit Accommodations...............................  -17-
      2.3  Availability Reserves.........................................  -20-
      2.4  Restatement...................................................  -21-

SECTION 3.   INTEREST AND FEES...........................................  -23-
      3.1  Interest......................................................  -23-
      3.2  Amendment Fee.................................................  -24-
      3.3  Servicing Fee.................................................  -24-
      3.4  Unused Line Fee...............................................  -24-
      3.5  Maximum Interest..............................................  -24-

SECTION 4.   CONDITIONS PRECEDENT........................................  -26-
      4.1  Conditions Precedent to Effectiveness of
           Agreement.....................................................  -26-
      4.2  Conditions Precedent to All Loans and Letter of
           Credit Accommodations.........................................  -29-

SECTION 5.   GRANT OF SECURITY INTEREST..................................  -30-
      5.1  Collateral....................................................  -30-
      5.2  Release of Certain Collateral.................................  -31-

SECTION 6.   COLLECTION AND ADMINISTRATION...............................  -32-
      6.1  Borrower's Loan Account.......................................  -32-
      6.2  Statements....................................................  -32-
      6.3  Collection of Accounts........................................  -32-
      6.4  Payments......................................................  -34-
      6.5  Authorization to Make Loans...................................  -35-
      6.6  Use of Proceeds...............................................  -36-

SECTION 7.   COLLATERAL REPORTING AND COVENANTS..........................  -36-
      7.1  Collateral Reporting..........................................  -36-
      7.2  Accounts Covenants............................................  -37-
      7.3  Inventory Covenants...........................................  -39-
      7.4  Equipment Covenants...........................................  -40-
      7.5  Power of Attorney.............................................  -40-
      7.6  Right to Cure.................................................  -41-
      7.7  Access to Premises............................................  -41-
      7.8  Purchases of Farm Products....................................  -42-

SECTION 8.   REPRESENTATIONS AND WARRANTIES..............................  -43-
      8.1  Corporate Existence, Power and Authority;
           Subsidiaries..................................................  -43-
      8.2  Financial Statements; No Material Adverse
           Effect........................................................  -43-

                                     (i)

                                                                           Page
                                                                           ----

      8.3   Chief Executive Office; Collateral Locations................   -44-
      8.4   Priority of Liens; Title to Properties......................   -44-
      8.5   Tax Returns.................................................   -44-
      8.6   Litigation..................................................   -44-
      8.7   Compliance with Other Agreements and Applicable
            Laws........................................................   -45-
      8.8   Environmental Compliance....................................   -45-
      8.9   Employee Benefits...........................................   -46-
      8.10  Accuracy and Completeness of Information....................   -47-
      8.11  Survival of Warranties; Cumulative..........................   -47-

SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS........................   -47-
      9.1   Maintenance of Existence....................................   -47-
      9.2   New Collateral Locations....................................   -48-
      9.3   Compliance with Laws, Regulations, Etc......................   -48-
      9.4   Payment of Taxes and Claims.................................   -50-
      9.5   Insurance...................................................   -50-
      9.6   Financial Statements and Other Information..................   -51-
      9.7   Sale of Assets, Consolidation, Merger,
            Dissolution, Etc............................................   -52-
      9.8   Encumbrances................................................   -53-
      9.9   Indebtedness................................................   -55-
      9.10  Loans, Investments, Guarantees, Etc.........................   -57-
      9.11  Dividends and Redemptions...................................   -59-
      9.12  Transactions with Affiliates................................   -60-
      9.13  Working Capital.............................................   -60-
      9.14  Tangible Net Worth..........................................   -60-
      9.15  Compliance with ERISA.......................................   -61-
      9.16  Costs and Expenses..........................................   -61-
      9.17  Further Assurances..........................................   -62-

SECTION 10.   EVENTS OF DEFAULT AND REMEDIES............................   -62-
      10.1  Events of Default...........................................   -62-
      10.2  Remedies....................................................   -64-

SECTION 11.   JURY TRIAL WAIVER; OTHER WAIVERS
              AND CONSENTS; GOVERNING LAW...............................   -66-
      11.1  Governing Law; Choice of Forum; Service of
            Process; Jury Trial Waiver..................................   -66-
      11.2  Waiver of Notices...........................................   -68-
      11.3  Amendments and Waivers......................................   -68-
      11.4  Waiver of Counterclaims.....................................   -68-
      11.5  Indemnification.............................................   -68-

SECTION 12.   TERM OF AGREEMENT; MISCELLANEOUS..........................   -69-
      12.1  Term........................................................   -69-
      12.2  Notices.....................................................   -70-
      12.3  Partial Invalidity..........................................   -70-
      12.4  Successors..................................................   -71-
      12.5  Confidentiality.............................................   -71-
      12.6  Entire Agreement............................................   -72-


                                    (ii)

                                  INDEX TO
                           EXHIBITS AND SCHEDULES


                Exhibit A          Information Certificate

                Exhibit B          Borrowing Base Certificate

                Exhibit C          Eligible Inventory Locations

                Exhibit D          Form of Distributor Agreement

                Schedule 8.4       Existing Liens

                Schedule 8.8       Environmental Disclosure

                              AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT


     This Amended and Restated Loan and Security Agreement dated as of October 14, 1997 is entered into by and between Congress Financial Corporation (Southern), a Georgia corporation ("Lender") and Tom's Foods Inc., a Delaware corporation ("Borrower").


                            W I T N E S S E T H:


     WHEREAS, Borrower and Lender have previously entered into certain financing arrangements pursuant to a certain Loan and Security Agreement, dated August 30, 1996, as amended (the "Existing Loan Agreement");

     WHEREAS, Borrower and Lender wish to amend and restate the Existing Loan Agreement on the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.   DEFINITIONS

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or cured in a manner satisfactory to Lender, as determined in good faith. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

     1.2 "Affiliate" shall mean with respect to any Person, (a) any other Person which, directly or indirectly, controls, is controlled by or is under common control with, such Person; (b) any other Person which beneficially owns or holds, directly or indirectly, ten (10%) percent or more of any class of voting stock of such Person; or (c) any other Person, ten (10%) percent or more of any class of the voting stock (or if such Person is not a corporation, ten (10%) percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used herein, means the possession, directly or indirectly, of the power in any form to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     1.3 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets or business of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any Borrowing Base Certificate, collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof, or (d) in respect of the matters set forth in Sections 2.3(b) or 2.3(c) hereof or as provided elsewhere in this Agreement, or
(e) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     1.4 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

     1.5 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Lender, which is duly completed and executed by Borrower and delivered to Lender from time to time in accordance with the terms hereof.

     1.6 "Change in Control or Ownership" shall mean (i) the failure of the Heisley Group, at any time, to have beneficial and record ownership of and power to vote at least 24% of the outstanding shares of voting stock of TFCC, or (ii) the failure of the Heisley Group, at any time, to have beneficial and record ownership of and power to vote at least 55% of the outstanding shares of voting stock of TFH, or (iii) the failure of TFH and the Heisley Group, at any time, to have beneficial and record ownership of and power to vote at least 80% of the outstanding shares of capital stock of Borrower, or (iv) the failure of TFCC, TFH and the Heisley Group, at any time, to own beneficially and of record and have the power to vote, collectively, 100% of the outstanding capital stock of Borrower, or (v) the failure of Michael E. Heisley and his immediate family and entities wholly owned and controlled by Michael E. Heisley and his immediate family, at any time, to have beneficial and record ownership of and power to vote at least 100% of the outstanding shares of voting stock of Heico Holding, or (vi) the failure of Heico Holding, at any time, to have the right (or the failure by Heico Holding to exercise the right) to designate at least a majority of the Boards of Directors of TFH and TFCC or (vii) the failure of at least the majority of the members of the Board of Directors of Borrower, at any time, to be comprised of the same persons appointed by Heico Holding to be members of the Board of Directors of TFH and/or other persons designated by Heico Holding or Michael E. Heisley, or (viii) the applicability to TFH or Borrower, at any time, of any requirement that any action by the Board of Directors of TFH or Borrower shall require a greater affirmative vote than that of the number of directors designated by the Heisley Group, or shall require a consent by any stockholder(s) of TFH, except for such matters requiring consent of certain stockholders of TFH as shall be acceptable to Lender.

     1.7 "Class A Preferred Stock" shall mean Borrower's Exchangeable Preferred Stock, $.01 par value per share, Class A, having the terms, rights and preferences as in effect on the date hereof.

     1.8 "Class B Preferred Stock" shall mean Borrower's Preferred Stock, $.01 par value per share, Class B, having the terms, rights and preferences as in effect on the date hereof.

     1.9 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.10  "Collateral" shall have the meaning set forth in Section 5 hereof.

     1.11 "Direct Remittance Event" shall have the meaning set forth in Section 6.3(a) hereof.

     1.12 "Distributor/Franchisee Receivables" shall mean, individually and collectively, the Distributor Notes and the Franchisee Notes, together with any property or guarantees at any time securing the respective Distributor Notes and Franchise Notes.

     1.13 "Distributor Notes" shall mean all present and future promissory notes and other instruments and agreements now or hereafter evidencing or relating to obligations owed to Borrower by its distributors, including, without limitation, obligations owed for purchases by such distributors from Borrower of vehicles, equipment, distributorship rights, vending machines, and parts, equipment and services relating to vending machines, and obligations relating thereto, and obligations owed by distributors for the purchase of snack foods.

     1.14 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender in good faith based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

     (a) such Accounts arise from the actual and bona fide sale and delivery of packaged snack food products and performance of contract manufacturing services for other snack food manufacturers by Borrower in the ordinary course of its business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

     (b) such Accounts are not unpaid more than sixty (60) days past their original due date and are not more than ninety (90) days past their original invoice date;

     (c)   such Accounts comply with the terms and conditions contained in
Section 7.2(c) of this Agreement;

     (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

     (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, or, with Lender's consent, either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender, sufficient to cover such Account, in form and substance satisfactory to

Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

     (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

     (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions (including, without limitation, the supplying of raw materials, packaging or supplies in connection with contract manufacturing by Borrower) which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

     (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

     (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

     (j) neither the account debtor nor any officer of the account debtor with respect to such Accounts is an Affiliate or an officer, employee or agent of an Affiliate;

     (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

     (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which, if adversely determined, could reasonably be expected to result in any material adverse change in any such account debtor's financial condition;

     (m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty (20%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

     (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days past their original due date or more than ninety (90) days past their original invoice date which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

     (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

     (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.15 "Eligible Inventory" shall mean Inventory consisting of finished goods consisting of packaged snack food products held for resale in the ordinary course of the business of Borrower and raw materials for such finished goods consisting of commercially saleable quantities of, without limitation, shelled peanuts, potatoes, sugar, corn, flour, cooking oil and seasonings, each to the extent acceptable to Lender, based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) components (other than raw materials that would otherwise constitute Eligible Inventory) which are not part of finished goods; (c) spare parts for equipment;
(d) packaging and shipping materials; (e) supplies used or consumed in Borrower's business; (f) Inventory at premises other than those locations set forth on Exhibit C hereto, as such Exhibit C shall from time to time be amended or supplemented by Borrower; provided, however, Eligible Inventory shall not include any Inventory located at those premises described in Exhibit C that are not owned and operated by Borrower unless Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises and the right to remove such Inventory, so as to exercise Lender's rights and remedies and otherwise deal with the Collateral; (g) Inventory subject to a security interest or lien in favor of any person other than Lender, except those (if any) permitted in this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (k) returned, damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment; and (m) shelled peanuts that are not saleable for domestic edible use pursuant to applicable law and regulations. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

     1.16 "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

     1.17 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     1.18 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.19 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     1.20 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

     1.21 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to:

     (a) the lesser of: (i) the amount of the Revolving Loans available to Borrower as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory, as determined by Lender, and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder, and (ii) the Maximum Credit, minus

     (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables of Borrower which are more than sixty (60) days past their original due date or more than ninety (90) days past their original invoice date as of such time.

     1.22 "Exchange Notes" shall mean those senior secured notes of the Borrower issued in exchange for the Senior Notes, which Exchange Notes shall be substantially identical to the Senior Notes, except for the removal of certain securities law transfer restrictions.

     1.23 "Existing Financing Agreements" shall mean the Existing Loan Agreement, together with the other Financing Agreements (as defined in the Existing Loan Agreement) as in effect immediately prior to the effectiveness hereof.

     1.24 "Existing Loan Agreement" shall have the meaning set forth in the Recitals hereto.

     1.25 "Financing Agreements" shall mean, collectively, this Agreement, the Existing Financing Agreements (other than the Existing Loan Agreement, the Term Notes, the Mortgages and the TFH Subordination Agreement), and all other notes, guarantees, security agreements, intercreditor agreements, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.26 "Food Security Act" shall mean the Food Security Act, 7 U.S.C.A.
Section 1631, as the same now exists or may hereafter be amended or supplemented, together with all regulations now or hereafter promulgated thereunder.

     1.27 "Food Security Act Notices" shall have the meaning set forth in
Section 7.8(b) hereof.

     1.28 "Four Week Period" shall mean each of Borrower's thirteen (13) fiscal periods in each fiscal year, each of which is four (4) weeks in duration, except for a single five (5) week period in leap years.

     1.29 "Franchisee Notes" shall mean all present and future promissory notes and other instruments and agreements now or hereafter evidencing or relating to obligations owed to Borrower by its franchisees, including, without limitation, obligations owed for fees and other amounts in respect of distribution rights granted to such franchisees by Borrower, and obligations relating thereto, and obligations owed by franchisees for the purchase of snack foods.

     1.30 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.13 and 9.14 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

     1.31 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

     1.32 "Heisley Group" shall mean Heico Holding, Michael E. Heisley and members of his immediate family and any trusts for the benefit of any of the foregoing, T.F. Partners L.P. and any entities of which the beneficial and record ownership and power to vote one hundred (100%) percent of the capital stock and/or other voting interests is held by any one or more of the foregoing.

     1.33 "Heico Holding" shall mean Heico Holding, Inc., a Delaware corporation, formerly known as Pettibone Corporation, and its successors and assigns.

     1.34 "Industrial Revenue Bonds" shall mean (i) the $4,200,000 aggregate principal amount of Industrial Development Revenue Bonds of the Industrial Development Board of the County of Knox (General Mill, Inc. Project) Series 1979, together with the existing real property and fixtures of Borrower located in Knoxville, Tennessee securing such Bonds; and (ii) the $5,800,000 aggregate principal amount of Industrial Development Revenue Bonds of Taylor County, Florida, together with the existing real property, fixtures and Equipment of Borrower located in Perry, Florida, securing such Bonds.

     1.35 "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.36 "Insolvent" shall mean with respect to any person, that such person
(i) has total liabilities (including contingent liabilities) exceeding the fair saleable value of its assets or (ii) is generally unable to pay its debts as the same become due.

     1.37 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

     1.38 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

     1.39  "Loans" shall mean the Revolving Loans.

     1.40 "Material Adverse Effect" shall mean any material adverse effect upon the business, assets or financial condition of Borrower, or any material adverse effect upon the Collateral or Lender's rights or interests in or with respect to the Collateral or Borrower's ability to pay and perform the Obligations.

     1.41  "Maximum Credit" shall mean the amount of $17,000,000.

     1.42 "Maximum Interest Rate" shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of Borrower to Lender, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Interest Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be).

     1.43 "Mortgages" shall have the meaning set forth in the Existing Loan Agreement.

     1.44 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.45 "Obligations" shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, to the extent arising under this Agreement or the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

     1.46 "Obligor" shall mean TFCC, TFH and any other guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

     1.47 "PACA" shall mean the Perishable Agricultural Commodities Act, 7 U.S.C.A. Section 499A et seq., as the same now exists or may hereafter be amended or supplemented, together with all regulations now or hereafter promulgated thereunder.

     1.48 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

     1.49 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.50 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.51 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data to the extent relating to the other Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

     1.52 "Registration Rights Agreements" shall mean, collectively, the Registration Rights Agreement, dated on or about the date hereof, between Borrower and PaineWebber Incorporated, and the Registration Rights Agreement, dated on or about the date hereof, between TFH and Borrower, as the same now exists or may hereafter be amended, modified, supplemented, amended, renewed, restated or replaced.

     1.53 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

     1.54 "Sellers" shall have the meaning set forth in Section 7.8(b) hereof.

     1.55 "Senior Note Agreements" shall mean the Indenture dated on or about the date hereof between Borrower and the Senior Note Trustee, pursuant to which the Senior Notes are issued, together with the Senior Notes, and all instruments and agreements, guaranteeing or granting collateral security for the Senior Notes, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, exchanged, restated or replaced.

     1.56 "Senior Note Intercreditor Agreement" shall mean the Intercreditor Agreement dated on or about the date hereof between Lender and the Senior Note Trustee, for itself and on behalf of the present and future holders of Senior Notes, acknowledged and agreed to by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and also including any notes issued in exchange therefor pursuant to the terms of the Registration Rights Agreements as in effect on the date hereof.

     1.57 "Senior Notes" shall mean (i) the 10 1/2% Senior Secured Notes of Borrower due 2004, issued on or about the date hereof by Borrower in the aggregate original principal amount of $60,000,000, (ii) the Exchange Notes, and (iii) any additional Senior Notes (up to an aggregate of $10,000,000 in original principal amount) issued upon conversion of the Class A Preferred Stock as provided under the rights and preferences in effect for such stock, as the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, exchanged, restated or replaced.

     1.58 "Senior Note Trustee" shall mean IBJ Schroder Bank & Trust Company, a New York banking corporation, in its capacities as Trustee and Collateral Agent for the holders of Senior Notes under the Senior Note Agreements, together with any successor or replacement trustee, and their respective successors and assigns.

     1.59 "SunTrust" shall mean, STI Credit Corporation, a Nevada corporation, and its successors and assigns.

     1.60 "SunTrust Financing Agreement" shall mean, collectively, the Agreement dated March 2, 1990, Distributor and Franchisee Financing Agreement, dated June 7, 1990, as modified by a letter agreement, dated May 21, 1993, a letter agreement, dated January 21, 1994, a letter agreement dated December 23, 1994, the Amendment to Distributor and Franchisee Financing Agreement, dated July 25, 1994, and the Amendment to Portfolio Agreement and Financing Agreement, dated as of August 30, 1996, as amended by the Addendum to Amendment to Portfolio Agreement and Financing Agreement dated December 13, 1996, each presently between Borrower and SunTrust.

     1.61 "SunTrust Purchased Receivables" shall mean the
Distributor/Franchisee Receivables heretofore purchased by SunTrust (or its predecessors) from Borrower pursuant to the SunTrust Financing Agreement.

     1.62 "SunTrust Termination Agreement" shall mean the Settlement and Release Agreement, dated as of September 12, 1997, between Borrower and SunTrust, together with all agreements, documents and instruments delivered thereunder or relating thereto.

     1.63 "Tangible Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values goodwill and other intangible assets and all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and indefeasible payment of all of the Obligations on terms and conditions acceptable to Lender plus (c) unpaid accrued dividends on preferred stock of Borrower, if any, which have been accrued as a liability in accordance with GAAP.

     1.64 "Term Notes" shall have the meaning set forth in the Existing Loan Agreement.

     1.65 "TFCC" shall mean Tom's Foods Capital Corporation, a Delaware corporation, and its successors and assigns.

     1.66 "TFH" shall mean TFH Corp., a Delaware corporation, and its successors and assigns.

     1.67 "TFH Existing Debt" shall mean all liabilities, indebtedness and obligations of Borrower and/or any Obligor to TFH, its successors and assigns, including, without limitation, all such liabilities, indebtedness and obligations comprised of the Existing Bank Debt and the TFH Subordinated Debt (as such terms are defined in the Existing Loan Agreement), in each case outstanding on the date hereof, immediately prior to the effectiveness hereof and prior to the issuance of the Senior Notes.

     1.68 "TFH Intercreditor Agreement" shall mean the Intercreditor and Subordination Agreement, dated August 30, 1996, between TFH and Lender, and acknowledged by Borrower, as amended by Amendment to Intercreditor Agreement dated as of the date hereof between TFH and Lender, and acknowledged by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.69 "TFH Investor L/C's" shall mean the letters of credit provided by the shareholders of TFH in the aggregate face amount of $10,000,000, in favor of Nestle U.K. Limited, as guarantor of the Industrial Revenue Bonds, under which the beneficiary may draw for amounts paid by the beneficiary, as guarantor of the Industrial Revenue Bonds, to the holders of the Industrial Revenue Bonds or the trustee(s) for such holders, together with all extensions, substitutions or replacements of such letters of credit provided by the TFH or its shareholders (and not by Borrower).

     1.70 "TFH L/C Obligations" shall mean the obligations of Borrower (i) to reimburse TFH for amounts drawn by the beneficiary under the TFH Investor L/C's to reimburse such beneficiary, as guarantor of the Industrial Revenue Bonds, for amounts paid to the holders of the Industrial Revenue Bonds or the trustee(s) for such holders, and (ii) to pay or reimburse TFH for amounts payable or paid by TFH to the providers of the TFH Investor L/C's for out of pocket fees or expenses paid by them to the issuers of the TFH Investor L/C's.

     1.71 "TFH Subordination Agreement" shall mean the Subordination Agreement, dated August 30, 1996, between TFH and Lender, and acknowledged by Borrower.

     1.72 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

     1.73 "Working Capital" shall mean as to any Person, at any time, in accordance with GAAP, on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the difference between: (a) the aggregate net book value of all current assets of such Person and its subsidiaries (as determined in accordance with GAAP), calculating the book value of inventory for this purpose on a first-in-first-out basis, and (b) all current liabilities of such Person and its subsidiaries (as determined in accordance with GAAP), provided, that, as to Borrower, for purposes of Section 9.13, the liabilities of Borrower and its subsidiaries to Lender under this Agreement shall not be considered current liabilities (whether or not classified as current liabilities in accordance with GAAP).

SECTION 2.   CREDIT FACILITIES

     2.1    Revolving Loans.

     (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the sum of:

                 (i) eighty-five (85%) percent of the Net Amount of Eligible Accounts, plus

                 (ii) the lesser of: (A) fifty (50%) percent of the Value of Eligible Inventory, or (B) the amount equal to: (1) $7,500,000 minus (2) fifty (50%) percent of the then undrawn amounts of the outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory, less

                 (iii) any Availability Reserves.

     (b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio (expressed as a percentage) of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) exceeds five (5%) percent or may be reasonably anticipated to exceed five (5%) percent, or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves. To the extent Lender shall have established an Availability Reserve which Lender determines is sufficient to address any particular event, state of facts, contingency or risk in a manner satisfactory to Lender, then Lender shall not exercise its rights under this
Section 2.1(b) to reduce the lending formula(s) to address the same event, state of facts, contingency or risk.

     (c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceeds the amount available under the lending formulas, the sublimit set forth in Section 2.1(d), the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d), or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender (except as otherwise provided below) the entire amount of any such excess(es) for which payment is demanded. Notwithstanding the foregoing, if the outstanding amount of any component of the Loans exceeds the amount available under the lending formula(s) and such excess(es) arise solely as a result of Lender either establishing Availability Reserves pursuant to Section 2.3 hereof or reducing the lending formula(s) pursuant to Section 2.1(b) hereof, then Borrower shall, within seven (7) business days after demand by Lender, repay to Lender the entire amount of any such excess(es) for which payment is demanded, but Lender shall have no obligation to make any further Loans or provide further Letter of Credit Accommodations until such excess(es) have been fully repaid; provided, that, if any Event of Default, or condition or event, which with notice or lapse of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, then such excess(es) shall in any event be payable immediately on demand.

     (d) Except in Lender's sole discretion, the aggregate amount of Revolving Loans or Letter of Credit Accommodations which Lender may make available to Borrower based on the lending formulas set forth in this Agreement in respect of Eligible Inventory consisting of shelled peanuts shall not exceed $750,000, at any one time outstanding.

     2.2  Letter of Credit Accommodations.

     (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender, Borrower and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

     (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to one and three-quarters (1.75%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that, unless Borrower shall have furnished Lender with cash collateral pursuant to
Section 2.2(d) hereof, Borrower shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to three and three-quarters (3.75%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. After cash collateral has been furnished by Borrower to Lender with respect to any outstanding Letter of Credit Accommodations pursuant to Section 2.2(d) hereof, the fee for such outstanding Letter of Credit Accommodations shall revert prospectively to the pre-default rate provided for in this Section. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

     (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit, the sublimits set forth in Sections 2.1(a)(ii)(B) and 2.1(d) and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of
(A) fifty (50%) percent of the cost of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory listed in Exhibit C hereto within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, the amount of Revolving Loans which might otherwise be available to Borrower shall be reduced by the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

     (d) Except in Lender's discretion, (i) the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith, shall not at any time exceed $6,000,000 and (ii) the amount of all outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed: (A) $7,500,000 minus (B) the amount of the then outstanding Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii) hereof and subject to the sublimit set forth in
Section 2.1(d). At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

     (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for any such losses, claims, damages, liabilities, costs and expenses suffered or incurred by Lender as a result of its own gross negligence or wilful misconduct as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for any such acts, waivers, errors, delays or omissions constituting Lender's own gross negligence or wilful misconduct as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

     (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

     (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

     2.3  Availability Reserves.

     (a) All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves. Lender shall not establish an Availability Reserve with respect to an event, state of facts, contingency or risk if Lender has reduced the lending formula(s) hereunder to address the same event, state of facts, contingency or risk in a manner satisfactory to Lender.

     (b) In addition to any other Availability Reserves, Lender shall have the right from time to time to establish and revise Availability Reserves to cover amounts owed by Borrower to growers or other sellers or suppliers or their agents for farm products directly or indirectly purchased by Borrower from such growers or other sellers or suppliers or their agents, (i) if the farm products or any proceeds thereof are or may become subject to a lien, security interest or statutory trust claim in favor of, or created by, any such grower or other seller or supplier or their agents, or (ii) if a purported lien, security interest or statutory trust claim has been asserted by any such grower or other seller or supplier or their agents, with respect to any farm products or any Accounts of Borrower, or, as to any such farm products or Accounts or the proceeds thereof, a security interest in farm products purchased by Borrower is sought to be preserved under the Food Security Act, or a claim is asserted or remedy is sought under PACA against Borrower or Lender by the Secretary of Agriculture or other governmental authority, or
(iii) if Lender determines that Lender and its interests in the Collateral are not fully and effectively protected against and entitled to priority over, all potential liens, security interests and statutory trust claims upon farm products purchased by Borrower directly or indirectly from growers or other sellers, suppliers or agents involved in the transaction, or upon Accounts or other proceeds thereof.

     (c) In addition to any other Availability Reserves, Lender shall have the right from time to time to establish and revise Availability Reserves to cover
(i) the projected monthly amount owed by Borrower to SunTrust for collections of any money or other property received either directly by Borrower or in any account of Borrower (including any of the Blocked Accounts) that represent payments by Borrower's distributors and franchisees or other persons of amounts owed to SunTrust; and (ii) at all times, the greater of the projected monthly amount or actual amount owed by Borrower to Golden Peanut Company for the purchase of shelled peanuts by Borrower from Golden Peanut Company.

     2.4 Restatement.

     (a) All loans and advances to Borrower outstanding under the Existing Loan Agreement immediately prior to the effectiveness hereof, other than the principal balances of the Term Loans (as defined in the Existing Loan Agreement) which are to be repaid in full concurrently herewith, shall be deemed outstanding Revolving Loans, and such Revolving Loans, together with all accrued interest, fees, charges and expenses under the Existing Loan Agreement, shall in all respects be deemed Obligations hereunder and shall be subject to and governed by the terms hereof and of the other Financing Agreements and, subject to Section 2.4(d) hereof, shall no longer be subject to or governed by the Existing Loan Agreement, which is being amended and restated by this Agreement.

     (b) All letters of credit, acceptances, merchandise purchase or other guarantees issued or opened by Lender under the Existing Loan Agreement or with respect to which Lender has, pursuant to the Existing Loan Agreement, indemnified the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer, shall, to the extent the same are outstanding immediately prior to the effectiveness hereof, be deemed Letter of Credit Accommodations to Borrower hereunder and shall be subject to and governed by the terms hereof and of the other Financing Agreements, and, subject to Section 2.4(d) hereof, shall no longer be subject to or governed by the Existing Loan Agreement, which is being amended and restated by this Agreement.

     (c) Pursuant to the Existing Loan Agreement (and as defined therein), Lender has previously made "Term Loans" to Borrower in the aggregate original principal amount of $9,840,000 comprised of the "Initial Term Loans" in the aggregate original principal amount of $9,000,000, and an "Additional Equipment Term Loan" in the original principal amount of $840,000. Such Term Loans have an aggregate outstanding principal balance of $8,336,190.53 as of the date hereof and such balance shall be repaid, concurrently herewith, out of the proceeds of the issuance of the Senior Notes, as provided herein. Interest accrued on such balance shall be charged to the Revolving Loan account of Borrower as of October 31, 1997.

     (d) Notwithstanding the amendment and restatement of the Existing Loan Agreement pursuant to this Agreement, and except as expressly provided in Sections 5.2 and 5.3 hereof, nothing contained in this Agreement or any other Financing Agreements executed and delivered in connection herewith shall extinguish, impair or limit the liens, security interests, assignments, pledges and rights of setoff in or with respect to the existing and future property of Borrower and TFCC granted to or held by Lender pursuant to the Existing Financing Agreements or the perfection or priority thereof. In addition, no right or remedy of Lender as against any third party under any of the Existing Financing Agreements, and no obligation of any Borrower or Obligor to any third party or to Lender under any Existing Financing Agreement to which a third party is a signatory, shall be discharged, impaired or otherwise affected by the amendment and restatement contained in this Agreement or any other Financing Agreement executed and delivered in connection herewith, and, accordingly, all Existing Financing Agreements to which a third party is a signatory shall continue in full force and effect. Such Existing Financing Agreements to which a third party is a signatory include, without limitation, all intercreditor agreements, subordination agreements, landlord and mortgagee waivers, bailee acknowledgment and notification letters, lockbox and blocked account agreements and insurance endorsements; provided, that the TFH Subordination Agreement is being terminated contemporaneously with the effectiveness of this Agreement.

SECTION 3.   INTEREST AND FEES

     3.1  Interest.

     (a) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the rate of one and three-eighths (1.375%) percent per annum in excess of the Prime Rate.

     (b) Notwithstanding Section 3.1(a), Borrower shall pay to Lender interest, at Lender's option, without notice, at the rate of three and three-eighths (3.375%) percent per annum in excess of the Prime Rate on all non-contingent Obligations, for the period from and after the date of termination or non-renewal hereof, or the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing and until such time as Lender has received full and final payment of all such Obligations (notwithstanding entry of any judgment against Borrower). In addition, Borrower shall pay to Lender interest, at Lender's option, without notice, at the rate of three and three-eighths (3.375%) percent per annum in excess of the Prime Rate on the portion of the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default, unless such excess(es) arises solely as a direct result of Lender establishing an Availability Reserve or reducing the lending formula(s) in which case the increased rate shall commence only if and after such excess(es) have not been repaid after seven (7) business days from the date of notice by Lender that such excess(es) exist). All interest accruing hereunder on and after the occurrence of any of the events referred to in Section 3.1(b) shall be payable ON DEMAND.

     (c) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. Borrower acknowledges and understands that the calculation of interest on the basis of the actual days elapsed over the period of a three hundred sixty (360) day year as opposed to a year of three hundred sixty-five (365) or three hundred sixty-six (366) days results in a higher effective rate of interest. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.

     (d) On the date hereof, the Prime Rate is eight and one-half (8 1/2%) percent and, therefore, the rate of interest in effect hereunder for Revolving Loans outstanding on the date of this Agreement, expressed in simple interest terms, is nine and seven-eighths (9 7/8%) percent.

     3.2 Amendment Fee. Borrower shall pay to Lender as a facility amendment fee the amount of $50,000, which shall be fully earned as of and payable on the date hereof. Such fee and the closing fee paid under the Existing Loan Agreement shall not be subject to rebate upon any prepayment of the Obligations except to the extent required by Section 3.5 of this Agreement or applicable law. Such fees shall compensate Lender for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by the Existing Loan Agreement and this Agreement, exclusive of any expenses for which Borrower has agreed to reimburse Lender pursuant to any other provision of this Agreement or the other Financing Agreements or pursuant to the Existing Financing Agreements (such as reasonable attorneys' fees).

     3.3 Servicing Fee. Borrower shall pay to Lender monthly a servicing fee in an amount equal to $6,500 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance commencing on November 1, 1997 and on the first day of each month thereafter.

     3.4 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee equal at a rate equal to one-half of one (0.5%) percent per annum calculated upon the amount (if any) by which $17,000,000 exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect (or, in the case of the unused line fee calculation for the month of October, 1997, outstanding for a portion of such month under (and as defined in) the Existing Loan Agreement), and for so long thereafter as any of the non-contingent Obligations or any Letter of Credit Accommodations are outstanding, which fee shall be payable on the first day of each month in arrears.

     3.5  Maximum Interest.

     (a) Notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of this Agreement or any of the other Financing Agreements and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements, or any Event of Default, or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Lender to contract for, charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by applicable law in excess of the Maximum Interest Rate. In no event shall Borrower be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay interest or such amounts which are deemed to constitute interest in amounts which exceed the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest or such amounts which are deemed to constitute interest over such Maximum Interest Rate.

     (b) In the event any Interest is charged or received in excess of the Maximum Interest Rate ("Excess"), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of any such acceleration. Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 3.1 of this Agreement and the Maximum Interest Rate, such an unintentional result could inadvertently occur. All monies paid to Lender hereunder or under any of the other Financing Agreements, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law.

     (c) By the execution of this Agreement, Borrower agrees that (A) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (B) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving any interest or such amounts which are deemed to constitute interest in excess of the Maximum Interest Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received from Borrower in connection with this Agreement or any of the other Financing Agreements shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws.

     (d) Borrower and Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest and (ii) exclude voluntary prepayments and the effects thereof.

     (e) The provisions of this Section 3.5 shall be deemed to be incorporated into each of the other Financing Agreements (whether or not any provision of this Section is referred to therein). Each of the Financing Agreements and communications relating to any interest owed by Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of the Obligations, be automatically recomputed by Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.


SECTION 4.  CONDITIONS PRECEDENT

     4.1 Conditions Precedent to Effectiveness of Agreement. Each of the following is a condition precedent to the effectiveness of this Agreement, including Lender making any Revolving Loans or providing any Letter of Credit Accommodations hereunder:

     (a) Lender shall have received evidence, in form and substance satisfactory to Lender, that concurrently herewith, all of the TFH Existing Debt, other than the TFH L/C Obligations, shall have been fully paid and satisfied with proceeds of the Senior Notes or converted to preferred stock of Borrower having rights, preferences and other terms satisfactory to Lender.

     (b) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by TFH of its financing arrangements with Borrower and the termination and release by TFH of any security interest, lien or other interest in and to any assets and properties of Borrower, TFCC and each other Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and Borrower or any Obligor, as debtor and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrower or any Obligor in favor of TFH, in form acceptable for recording in the appropriate government office;

     (c) Lender shall have received (i) copies of the TFH Investor L/C's as in effect on the date hereof, and (ii) an original agreement and acknowledgment by each of the account parties in respect of the TFH Investor L/C's and by TFH, in form and substance satisfactory to Lender addressed to Lender or upon which Lender is expressly permitted to rely, agreeing, among other things, that such account parties shall look solely to TFH and do not have, and shall not acquire, any claim or interest against Borrower or any of its properties by reason of or in connection with the TFH Investor L/C's or drawings thereunder or any fees or expenses payable or reimbursable in connection therewith, and, in the case of TFH, containing a waiver of claims through December 31, 2005, such agreement and acknowledgment being duly authorized, executed and delivered by the parties thereto;

     (d) Lender shall have received, in form and substance satisfactory to Lender (i) a Termination Agreement between TFH and Lender, acknowledged by Borrower, with respect to the TFH Subordination Agreement and (ii) supplementing the agreement and acknowledgment by TFH delivered under Section 4.1(c), an Amended and Restated Intercreditor and Subordination Agreement between TFH and Lender, acknowledged by Borrower and TFCC, with respect to the TFH Intercreditor Agreement, each of the foregoing being duly authorized, executed and delivered by TFH and Borrower;

     (e) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens (if any) permitted herein or in the other Financing Agreements;

     (f) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

     (g) no material adverse change shall have occurred in the assets or business of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would materially impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

     (h) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

     (i) Lender shall have received, in form and substance satisfactory to Lender, a pro forma balance sheet of Borrower prepared as of November 1, 1997 reflecting the initial transactions hereunder, the payment and satisfaction or conversion to preferred stock (as aforesaid) of all of the TFH Existing Debt, other than the TFH L/C Obligations, the satisfaction and discharge of all indebtedness to SunTrust, and the conveyance to Borrower by SunTrust of certain SunTrust Purchased Receivables (as provided in the SunTrust Termination Agreement), the issuance and sale of the Senior Notes and the receipt and application of the proceeds thereof in accordance herewith and all related transactions occurring at or about the initial closing of the amendment and restatement of the financing arrangements hereunder and all related writeoffs and adjustments under GAAP in connection with all of the foregoing, accompanied by a certificate of the chief financial officer of Borrower with respect thereto;

     (j) Lender shall have received, in form and substance satisfactory to Lender, the SunTrust Termination Agreement, duly executed and delivered by Borrower and SunTrust, together with instruments of assignment by SunTrust in favor of Borrower and UCC partial releases and/or termination statements to be filed with respect to the SunTrust Purchased Receivables being conveyed to Borrower by SunTrust pursuant to the SunTrust Termination Agreement;

     (k) Lender shall have received evidence satisfactory to Lender that the Senior Note Agreements have been duly executed and delivered by the parties thereto, the Senior Notes have been duly issued, executed and delivered by Borrower, and Lender shall have received payment from Borrower, out of the proceeds of the issuance and sale of the Senior Notes, of the aggregate principal balance of the Term Loans outstanding under the Existing Loan Agreement on the date hereof, immediately prior to the effectiveness hereof;

     (l) Lender shall have received, in form and substance satisfactory to Lender, the Senior Note Intercreditor Agreement executed and delivered by the Senior Note Trustee, for itself and on behalf of the present and future holders of Senior Notes, in favor of Lender, as acknowledged and agreed to by Borrower;

     (m) Lender shall have received, in form and substance reasonably satisfactory to Lender, (i) a written confirmation and acknowledgement by TFCC of the continued effectiveness of its existing guarantee of payment in favor of Lender of all Obligations, secured by a first and only security interest in favor of Lender granted by TFCC in all of its existing and future assets and
(ii) a written confirmation and acknowledgement by TFH of the continued effectiveness of its existing guarantee of payment in favor of Lender of all Obligations;

     (n) Lender shall have received evidence of continued effectiveness of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee and additional insured;

     (o) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower, TFCC and TFH with respect to this Agreement, the other Financing Agreements, the Senior Note Agreements and such other matters as Lender may request; and

     (p) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender and/or confirmed and ratified in favor of Lender, in form and substance satisfactory to Lender.

     4.2  Conditions Precedent to All Loans and Letter of Credit
Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations following the amendment and restatement of the financing arrangements hereunder, and any future Loans and Letter of Credit Accommodations:

     (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto (except in the case of any representations and warranties that are expressly limited by their terms to an earlier date, which shall be deemed repeated as of such earlier date); and

     (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5.   GRANT OF SECURITY INTEREST

     5.1 Collateral. To secure payment and performance of all Obligations, and confirming its prior grants and assignments of security to Lender with respect thereto, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

     (a)  Accounts;

     (b) all present and future contract rights, chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties to the extent relating to Accounts or other Collateral, all present and future Distributor/Franchisee Receivables and all present and future general intangibles for the payment of money (including claims and choses in action) to the extent relating to Accounts, Inventory or other Collateral;

     (c) all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates, or, to the extent relating to Accounts, Inventory or other Collateral, held at or received by or in transit to any other depository or other institution from or for the account of Borrower, in each case whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts, Inventory and other Collateral, including, without limitation, (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to Accounts, Inventory or other Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party relating to Account, Inventory or other Collateral, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts, Inventory or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

     (d)  Inventory;

     (e) all present and future trademarks and tradenames, service marks (together with the goodwill of the business symbolized thereby), patents, copyrights and other intellectual property affixed to or appearing on or relating to any Inventory or the products thereof or other Collateral or otherwise used in the manufacturing, processing, marketing, preparation for sale, distribution or sale of Inventory or the products thereof or other Collateral; provided, that the security interests hereby granted in the property described in this Section 5.1(e) shall be limited to such right, title and interest as may be required in order for Lender to exercise its rights and remedies hereunder with respect to the fulfillment of orders, the manufacturing and processing of Inventory and the products thereof, and the marketing, preparation for sale, distribution, sale or other disposition of Inventory and the products thereof, including the receipt and retention by Lender of the proceeds thereof;

     (f)  Records; and

     (g) all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing property described in Sections 5.1(a) through (f), and also including all proceeds of business interruption insurance and, to the extent relating to Accounts, Inventory or other Lender Collateral, all other insurance proceeds, whether or not constituting proceeds of any Collateral.

     5.2 Release of Certain Collateral. Concurrently with the effectiveness hereof, Lender shall execute and deliver, at Borrower's sole expense (i) appropriate UCC-3 amendments conforming the types of collateral described in UCC financing statements previously filed by Lender against Borrower to the Collateral, and (ii) appropriate lien release instruments, in recordable form for recording in the applicable real estate records, evidencing Lender's release of its security interests in and liens upon the Equipment of Borrower, any and all real property interests of Borrower and any and all other items or types of property of Borrower previously included in the "Collateral" granted under the Existing Financing Agreements that do not, upon the effectiveness thereof, constitute part of the Collateral hereunder or under the other Financing Agreements, in each case that are now subject to the "Mortgages" (as defined in and pursuant to the Existing Loan Agreement) granted by Borrower and related UCC fixture filings.


SECTION 6.   COLLECTION AND ADMINISTRATION

     6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

     6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within forty-five (45) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

     6.3  Collection of Accounts.

     (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender. Notwithstanding the foregoing, unless and until (i) Excess Availability at any time hereafter shall fall below $5,000,000 (provided, however, that in determining Excess Availability for this purpose only, clause (a)(ii) of the definition of Excess Availability shall not apply), or (ii) an Event of Default or condition or event which, with notice or passage of time or both, would constitute an Event of Default, then exists or has occurred and is continuing, or (iii) Borrower shall have failed to deliver timely a Borrowing Base Certificate in accordance with the provisions hereof, or (iv) Lender believes in good faith that any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading in any material respect (each of the foregoing under clauses (i), (ii), (iii) or (iv), a "Direct Remittance Event"), Lender shall direct the depository bank or banks maintaining such Blocked Accounts to transfer any deposits or other amounts transferred to the Blocked Accounts to an operating account of Borrower as directed by Borrower. After the occurrence of a Direct Remittance Event, Lender may notify the depository bank or banks maintaining such Blocked Accounts to remit the funds received into the Blocked Accounts to the Payment Account of Lender pursuant to the instructions set forth in the Blocked Account Agreement(s) among Lender, Borrower and the banks at which the Blocked Accounts are established. Following a Direct Remittance Event, no elimination of the Direct Remittance Event or other change in circumstance shall require Lender to direct that amounts in the Blocked Accounts be transferred to an operating account of Borrower in lieu of the Payment Account.

     (b) For purposes of calculating the amount of Revolving Loans available to Borrower, payments will be applied (conditional upon final collection) to the Obligations on the business day of receipt by Lender in the Payment Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's Revolving Loan account on such day, and if not, then on the next business day. For purposes of calculating interest hereunder, all payments or other funds received by Lender will be applied (conditional upon final collection) to the Obligations one (1) business day following the date of receipt of immediately available funds by Lender in the Payment Account. With respect to all amounts deposited or transferred to the Blocked Accounts that are not remitted to the Payment Account (which shall only be in accordance with Section 6.3(a) hereof), Borrower shall pay Lender a collection fee, on the first day of each month, in an amount equal to interest at the rate payable in respect of Revolving Loans hereunder, calculated upon the amounts deposited in or transferred to the

Blocked Accounts during the immediately preceding month. Such collection fee calculated at such rate shall accrue for the period commencing on the business day such amounts are deposited or transferred to the Blocked Accounts through the first business day following the business day on which such funds so deposited or transferred first become immediately available funds. Borrower shall provide Lender with a weekly report of the daily amounts deposited to and transferred to the Blocked Accounts, the daily amounts which have become immediately available funds in the Blocked Accounts, and such other information as Lender requests to permit the calculation of the collection fee payable under this Section.

     (c) In addition to the Direct Remittance Events referred to in Section 6.3(a) hereof, Lender shall be entitled to declare a Direct Remittance Event and exercise the rights set forth in Section 6.3 hereof following a Direct Remittance Event, based on Lender's determination, on a quarterly basis, whether or not to continue, in Lender's discretion, the provisions of Section 6.3(a) otherwise permitting the funds deposited or transferred to the Blocked Accounts to be transferred to an operating account of Borrower.

     (d) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

     6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral and expressly including, without limitation, amounts received in the Payment Account after Lender exercises its rights under Section 6.3(a) following a Direct Remittance Event) to such of the Obligations in respect of the Revolving Loans, whether or not then due, and to such of the other Obligations then due, in such order and manner as Lender determines. At Lender's option, all principal, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Without limiting the generality of the foregoing, as an administrative convenience to Borrower and to ensure the timely payment of interest owing by Borrower each month hereunder or under any of the other Financing Agreements, Borrower hereby irrevocably requests and authorizes Lender, in its discretion, to make a Revolving Loan the proceeds of which shall be applied to the payment of the interest accrued on the principal amount of Obligations during the immediately preceding month as and when such interest becomes due and payable by Borrower to Lender. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a business day) and the amount of the requested Loan. Requests received after 11:00 a.m. Atlanta, Georgia time on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

     6.6 Use of Proceeds. All Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by or inconsistent with the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7.   COLLATERAL REPORTING AND COVENANTS

     7.1 Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts, credits issued and cash received;
(b) on a periodic basis, but no less frequently than once in each Four Week Period, or more frequently as Lender may reasonably request, (i) perpetual inventory reports, (ii) inventory reports by category, and (iii) agings of accounts payable; (c) on a weekly basis (i) a Borrowing Base Certificate setting forth Borrower's calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein as of the last day of the preceding week, duly completed and executed by the chief financial officer or other appropriate financial officer acceptable to Lender, together with all schedules required pursuant to the terms of the Borrowing Base Certificate, duly completed and
(ii) prior to Lender's exercise of its rights under Section 6.3(a) following a Direct Remittance Event, the report on collections referred to in the last sentence of Section 6.3(b) hereof; (d) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory acquired by Borrower; (e) weekly summary agings of accounts receivable and detail agings of accounts receivable on a monthly basis or more frequently as Lender may request; and (f) such other reports as to the Collateral as Lender shall reasonably request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing. Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Lender contained herein and in the event of any conflict or inconsistency between the calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrower as set forth in any Borrowing Base Certificate and as determined by Lender, the determination of Lender shall govern and be conclusive and binding upon Borrower. Without limiting the foregoing, Borrower shall furnish to Lender any information which Lender may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate.

     7.2  Accounts Covenants.

     (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor or any disputes with account debtors known to Borrower, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to Borrower relating to the financial condition of any account debtor and (iii) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with practices and policies disclosed in writing to Lender prior to the granting thereof. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

     (b) Without limiting Borrower's other reporting obligations hereunder, Borrower shall promptly report to Lender on a separate basis any return by an account debtor of Inventory having a Value in excess of $15,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

     (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments delivered to Lender on the date of receipt or remitted to the Blocked Account(s) directly by the account debtor pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies disclosed in writing to Lender prior to the making or giving thereof, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as periodically reported to Lender in accordance with the terms of this Agreement and separately reported to Lender if the aggregate amount thereof not yet reported to Lender at any time exceeds $50,000, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

     (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

     (e) If an Event of Default exists or has occurred (whether or not thereafter cured or waived as provided herein) or if, at any time, Borrower shall have Excess Availability, as determined by Lender, in an amount less than $1,000,000, Borrower shall, at Lender's request, deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments that are included in the Collateral that Borrower then owns or may at any time thereafter acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree in writing.

     (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of

Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

     7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after the occurrence and during the continuance of an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request, Borrower shall, at Lender's expense at any time or times as Lender may request, but at Borrower's expense, at any time or times as Lender may request on or after and during the continuance of an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal

Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

     7.4 Equipment Covenants. With respect to the Equipment: (a) Borrower shall keep the Equipment, other than obsolete Equipment, in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; and (d) Borrower assumes all responsibility and liability arising from the use of the Equipment, except for actual use of the Equipment by Lender in a grossly negligent manner, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

     7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor,
(viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's good faith determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time after the occurrence of a Direct Remittance Event to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction.

     7.6 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower ON DEMAND. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

     7.8 Purchases of Farm Products.

     (a) Borrower shall not purchase any farm products unless Borrower acquires title to such goods free and clear of all security interests and other liens (except in favor of Lender) and, in particular, free from any statutory or other grower's or producer's liens or any security interests in favor of any secured party or lienholder who has taken steps under the Food Security Act or any other Federal or state statute to preserve its security interest or other lien rights upon such goods notwithstanding the passage of title directly or indirectly to Borrower.

     (b) Borrower has not within the one (1) year period prior to the date hereof, received written notice pursuant to the applicable provisions of the Food Security Act or pursuant to the Uniform Commercial Code or any other applicable local laws from (i) any of its suppliers or sellers (collectively, "Sellers") of farm products or (ii) any secured party or secured parties of any such Sellers of farm products or (iii) the Secretary of State (or equivalent official) of any State in which farm products purchased by Borrower are grown or produced, advising or notifying Borrower of a lien or security interest, or of the intention of a Seller's secured party to maintain a lien or other security interest in and to any farm products which may be purchased by Borrower (all of the foregoing, the "Food Security Act Notices").

     (c) Borrower has complied with and shall, in all respects, continue to comply with all existing and future Food Security Act Notices during their periods of effectiveness under the Food Security Act, including, without limitation, directions to make payments to the Sellers by issuing payment instruments directly to the secured party or jointly payable to the Seller and the Seller's secured party, as specified in the Food Security Act Notice, so as to terminate or release the security interests in farm products maintained under the Food Security Act. In addition, with respect to any farm products purchased by or for resale to Borrower, Borrower shall take all other steps as may be required, if any, to ensure that all farm products are purchased free and clear of all security interests, liens and other claims by the Sellers thereof or their secured parties. Borrower shall notify Lender in writing within five (5) business days after receipt by Borrower of any such Food Security Act Notice or amendment to a previous Food Security Act Notice or amendment or notice.

     (d) If, at any time, any jurisdiction where farm products purchased by Borrower are grown or produced has implemented or implements the provisions of the Food Security Act with respect to the creation of a "central filing system", Borrower shall promptly register with the Secretary of State (or equivalent official) of each such jurisdiction, pursuant to the registration requirements of the Food Security Act, and shall promptly notify Lender in writing of such registration with the central filing system and provide Lender with copies of any Food Security Act Notices, master lists, supplements thereto or other materials then or thereafter received from the Secretary of State (or other official) of the central filing system by Borrower.


SECTION 8.   REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

     8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify has not and cannot reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. As of the date hereof, Borrower does not have any subsidiaries except as set forth on the Information Certificate. As of the date hereof, Borrower is the only subsidiary of TFH and/or TFCC.

     8.2 Financial Statements; No Material Adverse Effect. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in the certified financial statements for Borrower's fiscal year ended December 28, 1996, or in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, no event has occurred or condition exists that has resulted in or could reasonably be expected to result in a Material Adverse Effect since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

     8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies as of the date hereof any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower's knowledge, the holders of any mortgages on such locations.

     8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

     8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects as of the date of filing. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.6 Litigation. Except as set forth on the Information Certificate, there is, as of the date hereof, no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business, and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower could reasonably be expected to result in a Material Adverse Effect.

     8.7 Compliance with Other Agreements and Applicable Laws. Except as set forth on the Information Certificate, Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

     8.8  Environmental Compliance.

     (a) Except as set forth on Schedule 8.8 hereto, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

     (b) Except as set forth on Schedule 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

     (c) Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials; provided, that, in any event, the liability of Borrower and the aggregate remediation costs in connection with all matters disclosed on Schedule 8.8 hereto shall not exceed $500,000 in the aggregate.

     (d) Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

     (e) Each of subsections (a), (b), (c) and (d) of this Section 8.8 (other than the proviso to Section 8.8(c)) are subject to an additional exception for conditions, events or circumstances that, individually or in the aggregate, have not and cannot reasonably be expected to result in a Material Adverse Effect.

     8.9  Employee Benefits.

     (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.9(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

     (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

     (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 8.9(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

     (d) The current value of all vested accrued benefits under all employee benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.9(a) hereof and any accumulated funding deficiency described in

Section 8.9(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

     (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

     8.10 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred or exists which has had or could reasonably be expected to have a Material Adverse Effect and which has not been fully and accurately disclosed to Lender in writing.

     8.11 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder with the same effect as though made on such date (except for representations that are expressly limited by their terms to an earlier date, which shall be deemed repeated as of such earlier date) and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS

     9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender fifteen (15) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

     9.2 New Collateral Locations. Borrower may open any new location within the continental United States provided Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location or, if the new location has and is expected to have Collateral having a fair market value of no more than $50,000 at any one time, Borrower notifies Lender in writing of such new location within seven (7) days after opening such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements and, if the new location has or is expected to have Collateral having a fair market value of more than $50,000 at any one time, additional acknowledgements and agreements in Lender's favor of the types referred to in Section 4.1(h) hereof (which additional acknowledgments and agreements shall be an additional condition of treating any of the Inventory at such location as Eligible Inventory, regardless of the value the Inventory or other assets at such location).

     9.3  Compliance with Laws, Regulations, Etc.

     (a) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including, without limitation, the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws, except where failure to so comply does not and could not reasonably be expected to result in a Material Adverse Effect.

     (b) Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

     (c) Borrower shall give both oral and written notice to Lender as soon as practicable after Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter which does or could reasonably be expected to result in a Material Adverse Effect as to Borrower or a material adverse effect on any properties at which Borrower transported, stored or disposed of any Hazardous Materials.

     (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Lender's request and Borrower's expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

     (e) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.5  Insurance.

     (a) Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer, as determined by Lender in good faith. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies insuring against loss or damage to the Collateral and all business interruption insurance policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates.

     (b) At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash Collateral for the Obligations; provided, however, that if no Event of Default or event or state of facts, which with notice or passage of time, or both, would constitute an Event of Default, exists or has occurred and is continuing and no component of the Revolving Loans exceeds the amount determined by Lender to be then available under the applicable lending formula(s) and subject to all applicable sublimits and Availability Reserves, Lender shall make available to Borrower all insurance proceeds so received by Lender with respect to Inventory, in each case under arrangements satisfactory to Lender for the replacement of the Inventory with Inventory having a Value equal to the Value, prior to the event causing the insured loss, of the Inventory to which the insurance proceeds relate, and upon which replacement Inventory, Lender shall have a first priority security interest and lien to secure the Obligations.

     (c) Pending the disposition of any insurance proceeds in accordance herewith, Lender may hold the same as cash Collateral, or may, at Lender's option, apply the same to the Revolving Loan account of Borrower and establish Availability Reserves in the amount so applied. Any amount of such insurance proceeds not released within sixty (60) days following Lender's receipt thereof may be applied by Lender to such of the Obligations, whether or not then due, in such order and manner as Lender shall determine, or, at Lender's option, may continue to be held as cash Collateral, or maintained as an Availability Reserve hereunder.

     9.6  Financial Statements and Other Information.

     (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within twenty (20) business days after the end of each Four Week Period, monthly unaudited consolidated and consolidating financial statements of Borrower (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries (if any) as of the end of and through such fiscal month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Borrower and its subsidiaries (if any) (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries (if any), as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries, as of the end of and for the fiscal year then ended.

     (b)  Borrower shall promptly notify Lender in writing of the details of
(i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations having a value in excess of $50,000 or which does, or could reasonably be expected to, result in any Material Adverse Effect not involving any Collateral and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

     (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower or any Obligor sends to its stockholders generally and copies of all reports and registration statements which Borrower or any Obligor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

     (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Subject to Section 12.5 hereof (as applicable), Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, without the prior written consent of Lender, directly or indirectly:

     (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or

     (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person, except for:

                 (i) sales of Inventory in the ordinary course of business, and

                 (ii) the sale of Equipment or real property, after not less than twenty (20) days prior written notice to Lender (except no prior notice shall be required as to sale of Equipment or real property in or at in which no Inventory is being or has been stored or located within thirty (30) days prior to such sale and having a fair market value of not more than $750,000 in any transaction or series of related transactions), so long as (A) the proceeds are reinvested or otherwise used in the business of Borrower in such manner and to such extent such that no offer to repurchase any Senior Notes shall be required to be made by reason thereof or relating thereto, and (B) arrangements satisfactory to Lender are made for the relocation of any Inventory stored in the Equipment or located at real property so sold (including the execution and/or delivery of further instruments and agreements of the kinds required under Section 9.2(b), whether or not such Section is otherwise applicable), or

                   (c)  form or acquire any subsidiaries, or

                   (d)  wind up, liquidate or dissolve, or

                   (e)  agree to do any of the foregoing.


     9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:

     (a) liens and security interests of Lender;

     (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;

     (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent:

            (i) such liens secure indebtedness which is not overdue or

            (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

     (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

     (e) security interests and liens held by the Senior Note Trustee on assets of Borrower, other than the Collateral (except for the Collateral described in Section 5.1(e) hereof and the proceeds thereof), to secure the Senior Notes as permitted under Section 9.9(d), but only to the extent such security interests and liens are subject to the terms of the Senior Note Intercreditor Agreement;

     (f) liens on the Equipment and real property of Borrower described in the definition of "Industrial Revenue Bonds" contained herein to secure the indebtedness described in such definition, and, subject to the TFH Intercreditor Agreement, to TFH, to the extent TFH becomes the holder of or otherwise is or becomes entitled to assert any such liens by reason of drawings made under the TFH Investor L/C's;

     (g) rights (if any) of sellers, suppliers or agents involved in the transaction as a statutory trust beneficiary under PACA in respect of sales of fresh fruits and fresh vegetables to Borrower in the ordinary course of business, provided no amounts owed to any such persons are past due,; provided, that, the inclusion of statutory trust rights in this Section 9.8(g) shall in no way impair or limit any of Lender's rights under Section 2.3(b);

     (h) purchase money security interests in assets purchased by Borrower from distributors/franchisees, so long as the indebtedness incurred by Borrower in any fiscal year that is so secured is permitted to be incurred under Section 9.9(g) hereof, and such security interests do not extend to any property of Borrower other than the assets and rights so purchased;

     (i) purchase money security interests in Equipment (including capital leases but not operating leases) and purchase money mortgages on real estate not to exceed $500,000 in the aggregate at any time outstanding, to the extent the applicable Equipment and/or real estate are acquired other than through purchases from distributor/franchisees as described in Section 9.8(h) hereof, and so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; and

     (j) the security interests and liens set forth on Schedule 8.4 hereto or in the Information Certificate.

     9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except

     (a) the Obligations;

     (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower, and with respect to which adequate reserves have been set aside on its books;

     (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

     (d) indebtedness of Borrower to the holders of Senior Notes and to the Senior Note Trustee under the Senior Note Agreements, but not to exceed $60,000,000 in aggregate original principal amount, plus up to an additional $10,000,000 in aggregate original principal amount evidenced by Senior Notes issued upon conversion of the Class A Preferred Stock as provided under the rights and preferences for such stock as in effect on the date hereof; provided, that with respect to all indebtedness described in this Section 9.9(d), whether arising under or in connection with the Exchange Notes or other Senior Notes or otherwise:

            (i) Borrower shall not, directly or indirectly, make any payments in respect of such indebtedness, including, but not limited to, any payments or prepayments of principal, interest or other amounts, except as required under the terms of the Senior Note Agreements as in effect on the date hereof,

            (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such indebtedness or any agreement, document or instrument related thereto, in any manner adverse to Borrower or to Lender (as determined by Lender in good faith), or
            (B) redeem, retire, defease, or, except as required under the terms of the Senior Note Agreements as in effect on the date hereof, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (the immediately preceding exception under clause (B) for purchases or acquisition of such indebtedness not to constitute a consent by Lender under, or other modification of any provisions of, or any of Lender's rights under, Sections 9.7(b) or 10.1(j) hereof), and

            (iii) Borrower shall furnish to Lender all notices, demands or other materials concerning such indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

     (e) contingent reimbursement obligations to TFH in respect of the TFH L/C Obligations, subordinated in favor of Lender to the extent provided in the TFH Intercreditor Agreement;

     (f) indebtedness of Borrower secured by purchase money security interests (including capital leases) or purchase money mortgages permitted by Section 9.8(i) hereof (subject to the limitation on the amount of such indebtedness so secured as provided in such Section) and further subject to the proviso to
Section 9.9(g);

     (g) contingent indebtedness of Borrower incurred in connection with the potentially required repurchase by Borrower of franchise and distributorship rights and related assets pursuant to the exercise by distributors/franchisees of their rights requiring Borrower to effect such repurchase pursuant to the terms of Distributor Agreements in substantially the form annexed hereto as Exhibit D, entered into between Borrower and its distributors/franchisees, and non-contingent indebtedness of Borrower, not to exceed $2,000,000 in the aggregate incurred by Borrower in any fiscal year in respect of such required repurchases and/or other purchases by Borrower of assets and/or distributorship/franchise rights from Borrower's distributors/franchisees or others engaged in similar lines of business; provided, that, with respect to such indebtedness



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



described in Sections 9.9(f) or (g) hereof, (A) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date of issuance thereof, together with voluntary prepayments of principal in respect of such indebtedness in the aggregate amount of up to $500,000 in the aggregate in any consecutive twelve (12) month period, (B) Borrower shall not, directly or indirectly, (I) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date of issuance thereof, or (II) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (C) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

     (h) indebtedness of Borrower (if any) existing by reason of the classification of the Class A Preferred Stock as debt under GAAP; provided, however that the only payments, dividends or other distributions that may be made on or with respect to the Class A Preferred Stock shall be those (if any) otherwise permitted under Section 9.11 hereof; and

     (i) obligations or indebtedness of Borrower set forth on the Information Certificate; provided, that, with respect to such indebtedness in this clause
(i), (A) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (B) Borrower shall not, directly or indirectly, (I) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (II) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (C) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

     9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the




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



indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in:
(i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, and
(iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments, (c) voluntary payments in the ordinary course of business in accordance with past practices made by Borrower to SunTrust on behalf of Borrower's distributors and franchisees in respect of defaulted obligations of such distributors and franchisees owed to SunTrust arising under SunTrust Purchased Receivables or under loans or other financing arrangements provided by SunTrust to Borrower's distributors and franchisees; provided, that, no Event of Default, and no condition or event which, with notice or lapse of time, or both, would constitute an Event of Default, shall exist or have occurred and be continuing; (d) voluntary purchases or repurchases by Borrower in the ordinary course of business in accordance with past practices of SunTrust Purchased Receivables or of loans or advances owed by Borrower's distributors and franchisees to SunTrust arising in connection with financing arrangements provided by SunTrust directly to such distributors and franchisees; provided, that, no Event of Default, and no condition or event which, with notice or lapse of time or both would constitute an Event of Default, shall exist or have occurred and be continuing; (e) mandatory repurchases of SunTrust Purchased Receivables to the extent required under the SunTrust Financing Agreement as in effect on the date hereof, or as amended with Lender's prior written consent, (f) loans and advances by Borrower to officers and employees made after the date hereof in a manner consistent with the most recent past practices of Borrower, provided, that, (i) no Event of Default or condition or event which, with notice or passage of time, or both, would constitute an Event of Default shall exist or have occurred and be continuing, (ii) in no event shall the total amount of such loans and advances outstanding in any one time exceed $200,000 and (iii) in no event shall any such loans or advances outstanding to any one officer or employee at any one time exceed $25,000; (g) loans, investments and guarantees, not otherwise permitted under this Section 9.10, that do not exceed, in the aggregate, the sum of $250,000 made at any time after the date hereof, provided that no Event of Default or condition or event which, with notice or passage of time, or both, would constitute an Event of Default, shall exist or have occurred and be continuing; (h) acquisitions by Borrower, in the ordinary course of business in accordance with past practices and in accordance with applicable law, of assets of distributors and franchisees who have defaulted in their obligations to Borrower;




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



provided, that, such acquisitions are engaged in primarily for the purposes of recovering the unpaid obligations owed to Borrower through restructuring and remarketing such acquired assets; provided, further, that, at the time of acquisition, no Event of Default or condition or event which, with notice or passage of time, or both, would constitute an Event of Default, shall exist or have occurred and be continuing; (i) the guarantees, loans, advances and investments set forth in the Information Certificate; provided, that, (i) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such guarantees as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Lender all notices or demands in connection with such guarantee or other indebtedness subject to such guarantee either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

     9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that Borrower may, out of legally available funds therefor, and provided, that no Event of Default, and no event that would, with notice or passage of time, or both, constitute an Event of Default, exists or has occurred and is continuing at the time of issuance under clause (i) below or payment under clause (ii) below or would arise as a result thereof,

                 (i) pay stock dividends in the form of additional shares of its Class A Preferred Stock or Class B Preferred Stock to the holders of shares of such Preferred Stock or increase the liquidation preference of such Preferred Stock, in each case in lieu of cash dividends as permitted by the existing terms, rights and preferences of such Preferred Stock as in effect on the date hereof, and

                 (ii) on not less than twenty (20) days' prior written notice to Lender, pay cash dividends on each of (x) the shares of its Class A Preferred Stock, outstanding on the date hereof, (y) the shares of its




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



            Class B Preferred Stock, outstanding as of the date hereof, and (z) additional shares of such Class A Preferred Stock and Class B Preferred Stock issued as stock dividends as permitted under clause
            (i), in each case limited to an amount equal to 10.5% or 9.5% per annum upon the liquidation preference of each such share of Class A Preferred Stock and Class B Preferred Stock, respectively, upon which such cash dividend is payable;

provided, further, that each such dividend under clauses (i) and (ii) would be permitted to be issued or paid (as the case may be) under the terms of the Senior Note Agreements as in effect on the date hereof (and without regard to any waiver or modification of any such terms that may otherwise exist or be obtained and whether or not the Senior Notes Agreements remain in effect for such or any other purpose).

     9.12 Transactions with Affiliates. Borrower shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with a person who is not an Affiliate or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other Affiliate of Borrower, except reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business. Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with a person who is not an Affiliate, and
(iii) Borrower may pay management fees to Michael E. Heisley and Thomas C. Mattick in the amount not to exceed $300,000 in the aggregate in any fiscal year; provided, that, at the time of each payment of any such management fee, no Event of Default or condition or event which, with notice or passage of time, or both, would constitute an Event of Default, shall exist or have occurred and be continuing.

     9.13 Working Capital. Borrower shall, at all times, maintain Working Capital of not less than $6,000,000.

     9.14 Tangible Net Worth. Borrower shall, at all times, maintain Tangible Net Worth of not less than $17,000,000.



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




     9.15 Compliance with ERISA. Borrower shall not with respect to any "employee benefit plans" maintained by Borrower or any of its ERISA Affiliates:

     (a) (i) terminate any of such employee benefit plans so as to incur any liability in excess of $250,000 to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA,
Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

     (b) As used in this Section 9.15, the term "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

     9.16 Costs and Expenses. Borrower shall pay to Lender on demand all out-of-pocket costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs, expenses and fees for appraisals and searches; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f)



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
costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $600 per person per day for Lender's examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

     9.17 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.


SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

     (a) (i) Borrower fails to pay any of the Obligations after the same becomes due and payable or (ii) Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than as described in Section 10.1(a)(i) and such failure shall continue for fifteen (15) days;



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


provided, that, such fifteen (15) day period shall not apply in the case of:
(A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Obligor of any such term, covenant, condition or provision, or (C) the failure to observe or perform any of the covenants or provisions contained in Section 6.3, 7.1, 7.2, 7.3, 7.4, 7.7, 7.8, 9.1, 9.2, 9.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 or
9.14 of this Agreement or any covenants or agreements covering substantially the same matter as such sections in any of the other Financing Agreements; or

     (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

     (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

     (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $250,000 in any one case or in excess of $500,000 in the aggregate and shall remain unbonded, undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

     (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or corporation, dissolves or suspends or discontinues doing business;

     (f) Borrower or any Obligor becomes Insolvent, makes an assignment for the benefit of creditors or makes or sends notice of a bulk transfer;

     (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not



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



contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

     (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

     (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $250,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

     (j) any Change in Control or Ownership occurs or any "Change of Control" (as defined in the Senior Note Agreements occurs;

     (k) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor;

     (l) there shall be a material adverse change in the business, assets or prospects of Borrower or any Obligor after the date hereof; or

     (m) there shall be an event of default under any of the other Financing Agreements which continues after the applicable cure period, if any.

     10.2  Remedies.

     (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the principal balance of the Obligations and all interest accrued thereon without prior recourse to the Collateral.

     (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (A) accelerate the payment of the principal balance of the Obligations and all interest accrued thereon and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the principal balance of the Obligations and all interest accrued thereon shall automatically become immediately due and payable), (B) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral,
(C) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (D) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (E) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose,
(F) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (G) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

     (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

     (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.


SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS
             AND CONSENTS; GOVERNING LAW


     11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

     (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Georgia (without giving effect to principles of conflicts of law).

     (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing

Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

     (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

     (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.




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
     11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances. Without limiting the generality of the foregoing, Borrower waives (i) notice prior to Lender's taking possession or control of any of the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies, including the issuance of an immediate writ of possession and (ii) the benefit of all valuation, appraisement and exemption laws.

     11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

     11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court




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
costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

     12.1  Term.

     (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from August 30, 1996 (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Atlanta, Georgia time.

     (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

     (c) If for any reason this Agreement is terminated prior to the end of the then current term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:


             Amount                              Period
             ------                              ------
(i)   2% of Maximum Credit  the date hereof to and including August 29, 1998

(ii)  1% of Maximum Credit  August 30, 1998 to and including August 29, 1999


Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

     12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.




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
     12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

     12.5  Confidentiality.

     (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.5, or (v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

     (b) In no event shall this Section 12.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrower, (iii) require Lender to return any materials furnished by Borrower to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.5 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

     12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.


     IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.


LENDER
------
CONGRESS FINANCIAL              BORROWER
CORPORATION    (SOUTHERN)       --------
By: /s/ Charles McDaniel        TOM'S FOODS INC.
    -------------------------
Title: Senior Vice President    By: /s/ S. Albert Gaston
       ----------------------       -------------------------
                                Title: Senior Vice President
                                       ----------------------

Address:                        Chief Executive Office:
--------                        -----------------------
200 Galleria Parkway            900 Eighth Street
Suite 1500                      Columbus, Georgia 31902
Atlanta, Georgia  30339

                                    -72-